Exhibit 99.1

VCA Antech, Inc. Increases Its Investment in Associate Veterinary Clinics in Canada

LOS ANGELES--(BUSINESS WIRE)--January 11, 2012--VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF), a leading animal healthcare company in the United States, today announced it will purchase Associate Veterinary Clinics (1981) LTD ("AVC"), the leading animal healthcare company in Canada. The transaction will be completed at the end of January 2012.

AVC, headquartered in Calgary, Alberta, Canada, has developed the largest network of animal hospitals in Canada, with 44 hospitals in three provinces, and pro forma annual revenue of approximately CDN $95 million. AVC will become the Canadian hospital business unit of VCA Antech and upon completion of the transaction, the combined companies will operate approximately 585 animal hospitals in 41 U.S. states and three Canadian provinces.

Bob Antin, Chairman and CEO of VCA Antech, stated, “VCA Antech initially invested in AVC in January 2008. After this transaction, our investment will total approximately CDN $77 million. We plan to make additional investments in AVC which will facilitate the company’s continued expansion in the Canadian market. The AVC management team will continue to provide leadership and maximize growth from its corporate headquarters in Calgary.

“We are excited by the opportunity to become a meaningful contributor in Canadian animal healthcare. VCA Antech and AVC share compatible goals for providing exceptional pet healthcare. This merger will allow our veterinary professionals and clients to benefit from programs developed by each of our companies, particularly in the areas of training, development, and continuing education. VCA Antech has a long-standing commitment to developing veterinary professionals and we have the largest network of post-graduate veterinary training in the U.S. In 2011, we graduated 137 interns from 23 of our internship programs, bringing the total number of internship graduates since the program’s inception to more than 1,000. We also have an active residency program with 73 current residents, at both the university level and at our largest teaching hospitals. Both companies’ management teams will continue to invest in making the experiences of our professionals and our clients the best they can be.”

David Farran, CEO and Executive Director of AVC, stated, “Our partnership and merger with VCA Antech will allow us to share resources and capabilities, while remaining a Canadian-focused and led animal healthcare company. We are excited about the commitment VCA Antech has made to our future. This investment in enhanced resources, capabilities, training, and educational programs will solidify our position as one of the top providers of animal healthcare in Canada.”

VCA Antech, Inc. is a leading animal healthcare company in the United States: VCA Animal Hospitals is the largest network of freestanding veterinary hospitals with over 540 animal hospitals in 41 U.S. states and Canada. Antech Diagnostics is the largest network of veterinary-exclusive clinical laboratories with 52 labs serving all 50 U.S. states and Canada. Sound-Eklin is the largest supplier of diagnostic imaging equipment to the veterinary industry. Vetstreet is the largest provider of online communications, professional education and marketing solutions to the veterinary community.

Associate Veterinary Clinics (1981) Ltd. is the largest pet healthcare service company in Canada. AVC’s growing network of over 40 clinics, located in British Columbia, Alberta and Ontario, offers services ranging from primary care, to specialty referral services, to 24-hour emergency care.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements as to expected growth, acquisition strategies and other benefits of the transaction and the anticipated timeframe for the closing. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: a material adverse change in the financial condition or operations of either company; the rate of the VCA Antech’s laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and the ability of VCA Antech to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of VCA Antech’s recent acquisitions and its ability to effectively manage its growth and achieve operating synergies; a continued decline in demand for some of VCA Antech’s products and services; any disruption in VCA Antech’s information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of VCA Antech’s goodwill; changes in prevailing interest rates; VCA Antech’s ability to service its debt; and general economic conditions. These and other risk factors are discussed in VCA Antech’s periodic reports filed with the Securities and Exchange Commission, including without limitation its Report on Form 10-K for the year ended December 31, 2010, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

CONTACT:
VCA Antech, Inc.
Tomas Fuller, Chief Financial Officer
(310) 571-6505
or
Associate Veterinary Clinics (1981) Ltd.
David Farran, CEO and Executive Director
(403) 541-0641 ext. 200